Exhibit 10.33
UNIT PURCHASE AGREEMENT
This Unit Purchase Agreement is made as of October 29, 2024 (this “Agreement”), by and among (a) Medical Practice Holding Company, LLC, a Delaware limited liability company (the “Purchaser”), (b) RRD Healthcare, LLC, a Florida limited liability company (the “Seller”), (c) solely for purposes of Articles IV, V and VII and Sections 2.2 and 6.2, Rodolfo Rodriguez-Duret, (d) solely for purposes of Articles IV, V and VII and Sections 2.3 and 6.2, Graciela Victorero and (e) solely for purposes of Articles IV and VII and Sections 6.2, 6.5 and 6.6, NeueHealth, Inc. (formerly known as Bright Health Group, Inc.), a Delaware corporation (the “Parent”) and the Company (defined below).
W I T N E S S E T H:
    WHEREAS, the Seller owns 2,500 Class A Units of Centrum Medical Holdings, LLC, a Delaware limited liability company (the “Company” and together with the Purchaser, the “Purchaser Related Parties”);
WHEREAS, on the terms and subject to the conditions set forth herein, the Purchaser hereby desires to purchase, and the Seller hereby desires to sell to the Purchaser all of its Class A Units of the Company, free and clear of all Encumbrances (defined below), other than Permitted Encumbrances (defined below), for the consideration as set forth below;
WHEREAS, Rodolfo Rodriguez-Duret and Graciela Victorero are the owners of a majority of the equity interests of the Seller, and they acknowledge and agree that they will receive good and valuable consideration from the Seller’s entry into this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, as a condition to the Purchaser’s obligation to consummate the Closing, each of Rodolfo Rodriguez-Duret and Graciela Victorero has agreed to enter into this Agreement solely for purposes of Articles IV, V and VII and Sections 2.2, 2.3 and 6.2, as applicable;
WHEREAS, Parent is the indirect owner of all of the equity interests of the Purchaser, and Parent acknowledges and agrees that it will receive good and valuable consideration from the Purchaser’s entry into this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, as a condition to the Seller’s obligation to consummate the Closing, the Parent has agreed to enter into this Agreement solely for purposes of Articles IV and VII and Sections 6.5 and 6.6;
WHEREAS, concurrently with the execution of this Agreement, the following agreements have been, or will be, executed and delivered by the applicable parties thereto: (i) the Secured Promissory Note in the form attached hereto as Exhibit A (the “Note”) in the amount of $63,950,000.00 (the “Note Amount”) and the other Loan Documents (as such term is defined in the Note) contemplated therein, (ii) the Subordination Agreement, in the form attached hereto as Exhibit B, (iii) the Class P Unit Cancellation and Release Agreement, by and among the Seller, the Parent and each of the holders of the Class P Units (as defined in the Seller Limited Liability Company Agreement) of the Seller, in the form attached hereto as Exhibit C (each a “Class P Cancellation Agreement” and collectively the “Class P Cancellation Agreements”), (iv) the Second Amended and Restated Limited Liability Company Agreement (the “Company 2nd A&R LLCA”) of the Company in the form attached hereto as Exhibit D, (v) the Noncompetition and Nonsolicitation Agreement, by and among the Purchaser, the Company and the Parent, on the one hand, and each of Graciela Victorero and Rodolfo Rodriguez-Duret, on the other hand, in the form attached hereto as Exhibit E, (vi) those certain lease amendments, by and among certain Affiliates of the Seller, as landlords, and the Company and its certain Affiliates, as tenants, with respect to existing leases for facilities listed on Exhibit F and (vii) the Second Amended and Restated Limited Liability Company Agreement (the “Seller 2nd A&R LLCA”) of the Seller in the form attached hereto as Exhibit G;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

SALE AND PURCHASE OF THE PURCHASED UNITS
1.1Sale and Purchase of the Purchased Units. On the terms and subject to the conditions of this Agreement, at the Closing (defined below), the Purchaser hereby agrees to purchase from the Seller, and Seller hereby agrees to sell to the Purchaser, 2,500 Class A Units of the Company (collectively, the “Purchased Units”) for the following consideration: (i) $30,000,000 in cash (the “Cash Amount”), (ii) the Note and (iii) subject to Article VI, the right to receive an aggregate amount of cash equal to the aggregate Future Payments (as defined in the Class P Cancellation Agreements), on such future dates and in such amounts on Annex A, as set forth in the Class P Cancellation Agreements (in the aggregate, the “Future Payments Amount”).
1.2Closing.
(a)The closing of the sale and purchase contemplated by this Agreement (the “Closing”) shall occur at 9:00 am New York City time (or such other time as may be mutually agreed) on the date hereof. At the Closing, the Purchaser shall deliver (or cause to be delivered) to the Seller payment of the Cash Amount by wire transfer of immediately available U.S. dollar denominated funds to such account or accounts designated in writing (prior to the date hereof) by the Seller.
(b)The Seller agrees, pursuant to Article 16 of the Company Limited Liability Company Agreement, that it approves and consents to the Company 2nd A&R LLCA in the form attached hereto as Exhibit D. Notwithstanding anything to the contrary in this Agreement or the Company 2nd A&R LLCA, the Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of any Seller Released Party who is now, or has been at any time prior to the Closing and the consummation of the Company 2nd A&R LLCA, a member, officer or manager of the Company, as provided in the Company Limited Liability Company Agreement, as in effect immediately prior to the effectiveness of the Company 2nd A&R LLCA, shall survive the Closing and the consummation of the Company 2nd A&R LLCA and shall continue in full force and effect in accordance with their respective terms. Such rights shall not be terminated or modified in such a manner as to adversely affect in any material respect any such Seller Released Party without the written consent of such Person (it being understood that the Seller approving and consenting to the Company 2nd A&R LLCA pursuant to this Section 1.2(b) shall not be deemed such a consent by the Seller on behalf of itself or any other Person).
(c)The Purchaser agrees, pursuant to Section 1.11 of the Company Limited Liability Company Agreement, that it approves and consents to the Seller 2nd A&R LLCA in the form attached hereto as Exhibit G.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1The Seller hereby makes the following representations and warranties to the Purchaser, each and all of which shall be true and correct as of the date hereof:
(a)Organization, Good Standing. The Seller is duly organized, validly existing and in good standing in the State of Florida. The Seller has all requisite corporate power and authority necessary to own, operate and lease its properties, rights and assets and to carry on its business as currently conducted. The Seller is qualified to do business in every jurisdiction in which its ownership of property, rights or assets or the conduct of business as now conducted requires it to qualify. Each of Rodolfo Rodriguez-Duret and Graciela Victorero is competent to, and has sufficient capacity to execute and deliver this Agreement and the agreements contemplated hereby to which he or she is, or is specified to be, a party and to perform his or her obligations hereunder and thereunder.
(b)Authorization. Each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero has all requisite power and authority to execute and deliver this Agreement and any other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby (collectively, the “Transaction Documents”) to which it, he or she is, or is specified to be, a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which any of the Seller, Rodolfo Rodriguez-Duret and/or Graciela Victorero is, or is specified to be, a party, and the performance by the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero of its, his or her obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero, as applicable, and no other action on the part of such Person is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it, he or she is, or is specified to be, a party, or to perform its, his or her obligations hereunder or thereunder. Each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by other parties hereto, this Agreement constitutes, and the other Transaction Documents to which such Person is, or is specified to be, a party, when executed and delivered (assuming in each case due authorization, execution and delivery by each of the other parties thereto) will constitute, the valid and binding obligation of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero, enforceable in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
(c)No Violation. Neither the execution and delivery of this Agreement and/or the other Transaction Documents to which it, he or she is, or is specified to be, a party, by the Seller, Rodolfo Rodriguez-Duret and/or Graciela Victorero nor the consummation of the transactions contemplated hereby or thereby, (i) violates, breaches or would result in default (with or without notice or lapse of time, or both) under the organizational documents of the Seller, (ii) violates any law, order, writ, injunction or decree applicable to the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero or any of their material assets (which do not include the Company and its direct and indirect subsidiaries), or (iii) violates, breaches, conflicts with or results in a default (with or without notice or lapse of time, or both) (or gives rise to any right of termination, amendment, cancellation or acceleration) under any material agreement, lease or other instrument or obligation to which the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero is a party or by which any of its, his or her material assets (which do not include the Company and its direct and indirect subsidiaries) is bound, except for such defaults (or rights of termination, amendment, cancellation or acceleration) as to which requisite waivers or Consents have been obtained and are in full force and effect or which individually and in the aggregate would not reasonably be expected to materially and adversely affect the ability of the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero to consummate the transactions contemplated hereby. No Consent (other than Consents that have been obtained) is required to be obtained or made by or with respect to the Seller or any of its Affiliates or Rodolfo Rodriguez-Duret or Graciela Victorero in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it, he or she is, or is specified to be, a party, or the performance by the Seller or such Affiliate, or Rodolfo Rodriguez-Duret or Graciela Victorero of its, his or her obligations hereunder or thereunder.
(d)Ownership of Purchased Units. The Purchased Units are owned, of record and beneficially, by the Seller, free and clear of all claims, charges, leases, covenants, easements, encumbrances, pledges, security interests, liens, options, pledges, rights of others, mortgages, deeds of trust, hypothecations, conditional sales or restrictions (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract or law (each, an “Encumbrance”), other than Permitted Encumbrances, which in the aggregate constitute all of the issued and outstanding equity interests (of any kind) in the Company of the Seller or any of its Affiliates. Except as set forth in this Agreement, the other Transaction Documents, the Company Limited Liability Company Agreement and the Seller Limited Liability Company Agreement, there are no agreements or other rights or arrangements existing which provide for the sale, purchase, exchange or other transfer by the Seller of any equity, or beneficial ownership of any equity, in the Company owned by the Seller or any of its Affiliates. The Seller has the power and authority to sell, transfer, assign and deliver the Purchased Units as provided in this Agreement and the other Transaction Documents to which the Seller is, or is specified to be, a party, and such delivery will convey to the Purchaser good and marketable title to such Purchased Units, free and clear of any and all Encumbrances, other than Permitted Encumbrances. Immediately following the Closing, the Purchaser shall be the owner of, and shall have good and marketable title to, all of the Purchased Units, free and clear of any and all Encumbrances, other than Permitted Encumbrances.
(e)Certain Acknowledgments. Each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero (i) has such knowledge and experience in business, financial and investment matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and the other

Transaction Documents, (ii) has considered the suitability of such transactions in light of its own circumstances and financial condition and (iii) is consummating such transactions with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks. Each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero has had access to all information that it, he or she and its, his or her advisers deem appropriate and necessary to make an informed decision to enter into the transactions contemplated by this Agreement and the other Transaction Documents and has reviewed all such information. Each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero has evaluated the merits, risks and consequences of consummating the transactions contemplated by this Agreement and the other Transaction Documents based exclusively on its, his or her own independent review and consultations with such investment, legal, tax, accounting and other advisers as it, he or she deemed appropriate and has made its, his or her own decision concerning such transactions, without reliance on any representation or warranty of, information provided by, or advice from, the Company, except that each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero are relying on the representations, warranties, covenants and other agreements of the Purchaser and its Affiliates expressly set forth in this Agreement and the other Transaction Documents. None of the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero is relying (or will at any time rely) on any communication (written or oral) of the Company, or omission on the part of the Company to communicate any particular piece of information, as investment advice or as a recommendation to sell the Purchased Units, except that each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero are relying on the representations, warranties, covenants and other agreements of the Purchaser and its Affiliates expressly set forth in this Agreement and the other Transaction Documents.
(f)Finders’ or Advisors’ Fees. None of the Seller nor any of its Affiliates or its or their respective directors, members, officers, managers, employees or agents, and/or Rodolfo Rodriguez-Duret or Graciela Victorero has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transaction contemplated hereby.
(g)No Other Representations. The Seller acknowledges and agrees that except for the representations and warranties contained in Article III and the representations and warranties expressly contained in the other Transaction Documents, none of the Purchaser Related Parties nor any other Person makes, or has made, any other express or implied representation or warranty to the Seller or its Affiliates or Representatives (defined below) or Rodolfo Rodriguez-Duret or Graciela Victorero with respect to the Purchaser Related Parties or any of the subsidiaries of the Company in connection with the transactions contemplated by this Agreement. The Seller (on its behalf and on behalf of Rodolfo Rodriguez-Duret and Graciela Victorero) specifically acknowledges and agrees to the Purchaser Related Parties’ express disavowal and disclaimer of any other representations or warranties made to the Seller or its Affiliates or Representatives or Rodolfo Rodriguez-Duret or Graciela Victorero in connection with the transactions contemplated by this Agreement, whether made by any of the Purchaser Related Parties or any of their respective Affiliates, or any of their respective partners, members, officers, directors, employees, agents or representatives, and of all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any of the Seller or its Affiliates, shareholders, equityholders, directors, officers, employees or other representatives (in their capacities as such) (collectively, “Representatives”) or Rodolfo Rodriguez-Duret or Graciela Victorero in connection with the transactions contemplated by this Agreement (including any opinion, information, projection, or advice that may have been provided to any of the Seller or its Affiliates or Representatives or Rodolfo Rodriguez-Duret or Graciela Victorero by any partner, member, director, officer, employee, agent, consultant, or representative of any of the Purchaser Related Parties or any of their respective Affiliates or representatives). The Seller (on its behalf and on behalf of Rodolfo Rodriguez-Duret and Graciela Victorero) acknowledges and agrees that each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero (i) has conducted to its, his or her satisfaction its, his or her own independent investigation of the condition, operations and business of the Company and the subsidiaries of the Company and (ii) in making its, his or her determination to proceed with the transactions contemplated by this Agreement, has relied on the results of its, his or her own independent investigation. In furtherance of the foregoing, and not in limitation thereof, the Seller (on its behalf and on behalf of Rodolfo Rodriguez-Duret and Graciela Victorero) specifically acknowledges and agrees that, in connection with the transactions contemplated by this Agreement, none of the Purchaser Related Parties makes, nor has made, any representation or warranty, express or implied, to any of the Seller or its Affiliates or Rodolfo Rodriguez-Duret or Graciela Victorero with respect to (x) any financial projection or forecast delivered to any of the Seller or its Affiliates or Representatives and/or Rodolfo Rodriguez-Duret or Graciela Victorero or (y) the performance of any of the Company or the subsidiaries of the Company whether before, on or after the date of

Closing. The Seller (on its behalf and on behalf of Rodolfo Rodriguez-Duret and Graciela Victorero) specifically acknowledges and agrees that, in connection with the transactions contemplated by this Agreement, none of the Purchaser Related Parties make, nor has made (nor has authorized any other Person to make on its behalf), any representations or warranties to the Seller or Rodolfo Rodriguez-Duret or Graciela Victorero regarding the probable success or profitability of the Company or the subsidiaries of the Company. Notwithstanding anything to the contrary in this Agreement, none of the Seller, its Affiliates, Rodolfo Rodriguez-Duret or Graciela Victorero disavows, disclaims or otherwise waives any rights or claims expressly set forth in this Agreement or the other Transaction Documents, including, without limitation, with respect to any representations, warranties, covenants and other agreements of the Purchaser Released Parties set forth herein or therein.
(h)Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s knowledge, threatened against or by the Seller or any of its Affiliates or Rodolfo Rodriguez-Duret or Graciela Victorero that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents.
2.2Rodolfo Rodriguez-Duret hereby represents and warrants to Purchaser that, as of the date hereof, he has not breached or violated his Noncompetition and Nonsolicitation Agreement, dated July 1, 2021, with the Company.
2.3Graciela Victorero hereby represents and warrants to Purchaser that, as of the date hereof, she has not breached or violated her Noncompetition and Nonsolicitation Agreement, dated July 1, 2021, with the Company.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
3.1The Purchaser hereby makes the following representations and warranties to the Seller, each and all of which shall be true and correct as of the date hereof:
(a)Organization, Good Standing. Each of the Purchaser and the Parent is duly organized, validly existing and in good standing in the State of Delaware. The Purchaser has all requisite corporate power and authority necessary to own, operate and lease its properties, rights and assets and to carry on its business as currently conducted. The Purchaser is qualified to do business in every jurisdiction in which its ownership of property, rights or assets or the conduct of business as now conducted requires it to qualify.
(b)Authorization. Each of the Purchaser and the Parent has all requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is, or is specified to be, a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which any of the Purchaser and/or the Parent is, or is specified to be, a party, and the performance by the Purchaser and the Parent of their respective obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of the Purchaser and the Parent and no other action on the part of such Person is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or to perform its obligations hereunder or thereunder. Each of the Purchaser and the Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by other parties hereto, this Agreement constitutes, and the other Transaction Documents to which such Person is, or is specified to be, a party, when executed and delivered (assuming in each case due authorization, execution and delivery by each of the other parties thereto) will constitute, the valid and binding obligation of the Purchaser and the Parent, enforceable in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
(c)No Violation. Neither the execution and delivery of this Agreement and/or the other Transaction Documents to which it is, or is specified to be, a party, by the Purchaser and/or the Parent nor the consummation of the transactions contemplated hereby or thereby, (i) violates, breaches or would result in default (with or without notice or lapse of time, or both) under the organizational documents of the Purchaser or the Parent,

(ii) violates any law, order, writ, injunction or decree applicable to the Purchaser or the Parent or any of the their respective material assets (which include the Company and its direct and indirect subsidiaries), or (iii) violates, breaches, conflicts with or results in a default (with or without notice or lapse of time, or both) (or gives rise to any right of termination, amendment, cancellation or acceleration) under any material agreement, lease or other instrument or obligation to which the Purchaser or the Parent is a party or by which any of their respective material assets (which include the Company and its direct and indirect subsidiaries) is bound, except for such defaults (or rights of termination, amendment, cancellation or acceleration) as to which requisite waivers or Consents have been obtained and are in full force and effect or which individually and in the aggregate would not reasonably be expected to materially and adversely affect the ability of the Purchaser or the Parent to consummate the transactions contemplated hereby. No Consent (other than Consents that have been obtained) is required to be obtained or made by or with respect to the Purchaser, the Parent or any of their respective Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or the performance by the Purchaser, the Parent or such Affiliate of its obligations hereunder or thereunder.
(d)Finders’ or Advisors’ Fees. Neither the Purchaser, the Parent nor any of their respective Affiliates or its or their respective directors, members, officers, managers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transaction contemplated hereby.
(e)Certain Acknowledgments. Each of the Purchaser and the Parent (i) has such knowledge and experience in business, financial and investment matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) has considered the suitability of such transactions in light of its own circumstances and financial condition and (iii) is consummating such transactions with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks. Each of the Purchaser and the Parent has had access to all information that it and its advisers deem appropriate and necessary to make an informed decision to enter into the transactions contemplated by this Agreement and the other Transaction Documents and has reviewed all such information. Each of the Purchaser and the Parent has evaluated the merits, risks and consequences of consummating the transactions contemplated by this Agreement and the other Transaction Documents based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed appropriate and has made its own decision concerning such transactions, without reliance on any representation or warranty of, information provided by, or advice from, the Seller, Rodolfo Rodriguez-Duret, Graciela Victorero or their respective Affiliates, except that each of the Purchaser and the Parent are relying on the representations, warranties, covenants and other agreements of the Seller, Rodolfo Rodriguez-Duret, Graciela Victorero and their respective Affiliates expressly set forth in this Agreement and the other Transaction Documents. Neither the Purchaser nor the Parent is relying on (and will not at any time rely on) any communication (written or oral) of the Seller, Rodolfo Rodriguez-Duret, Graciela Victorero or their respective Affiliates, or omission on the part of any such Person to communicate any particular piece of information, as investment advice or as a recommendation to purchase the Purchased Units, except that each of the Purchaser and the Parent are relying on the representations, warranties, covenants and other agreements of the Seller, Rodolfo Rodriguez-Duret, Graciela Victorero and their respective Affiliates expressly set forth in this Agreement and the other Transaction Documents.
(f)Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by the Purchaser or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents.
(g)No Other Representations. The Purchaser acknowledges and agrees that except for the representations and warranties contained in Article II and the representations and warranties expressly contained in the other Transaction Documents, none of the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero nor any other Person makes, or has made, any other express or implied representation or warranty to the Purchaser or its Affiliates or Representatives with respect to the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero in connection with the transactions contemplated by this Agreement. The Purchaser (on its behalf and on behalf of the Parent and the Company) specifically acknowledges and agrees to the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero’s express disavowal and disclaimer of any other representations or warranties made to the Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement, whether made by any of the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero or any of their respective Affiliates, or any of their respective partners, members, officers, directors, employees, agents or representatives, and of all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any of the Purchaser or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement (including any opinion, information, projection, or advice that may have been provided to the Purchaser or Representatives by any partner, member, director, officer, employee, agent, consultant, or representative of any of the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero or any of their respective Affiliates or representatives). The Purchaser (on its behalf and on behalf of the Parent and the Company) acknowledges and agrees that it (i) has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Company and the subsidiaries of the Company and (ii) in making its determination to proceed with the transactions contemplated by this Agreement, has relied on the results of its own independent investigation. In furtherance of the foregoing, and not in limitation thereof, the Purchaser (on its behalf and on behalf of the Parent and the Company) specifically acknowledges and agrees that, in connection with the transactions contemplated by this Agreement, none of the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero makes, nor has made, any representation or warranty, express or implied, to the Purchaser with respect to (x) any financial projection or forecast delivered to any of the Purchaser or its Affiliates or Representatives or (y) the performance of any of the Company or the subsidiaries of the Company whether before, on or after the date of Closing. The Purchaser (on its behalf and on behalf of the Parent and the Company) specifically acknowledges and agrees that, in connection with the transactions contemplated by this Agreement, none of the Seller or Rodolfo Rodriguez-Duret or Graciela Victorero make, nor has made (nor has authorized any other Person to make on his or her behalf), any representations or warranties to the Purchaser, the Parent or the Company regarding the probable success or profitability of the Company or the subsidiaries of the Company. Notwithstanding anything to the contrary in this Agreement, none of the Purchaser or its Affiliates disavows, disclaims or otherwise waives any rights or claims expressly set forth in this Agreement or the other Transaction Documents, including, without limitation, with respect to any representations, warranties, covenants and other agreements of the Seller Released Parties set forth herein or therein.
ARTICLE IV
RELEASE

4.1Subject to the receipt by the Seller of the consideration pursuant to Section 1.1 above by virtue of executing this Agreement (including, without limitation, the Seller’s receipt of the Cash Amount on the date hereof) and the consummation of the transactions contemplated by this Agreement, effective upon the Closing, each of the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero, each on behalf of itself, himself or herself and its, his or her successors, assigns, heirs, estate and past and present shareholders, equityholders, directors, managers, officers, employees and representatives (in their capacities as such) and Affiliates (collectively, the “Seller Releasing Parties”), does hereby unconditionally and irrevocably waive, release and discharge the Purchaser, the Company and each of their (a) predecessors, successors, Affiliates and subsidiaries, (b) the respective past and present shareholders, equityholders, directors, officers, employees and representatives (in their capacities as such) of such predecessors, successors, Affiliates and subsidiaries, and (c) assigns and past and present shareholders, equityholders, directors, managers, officers, employees and representatives (in their capacities as such) and Affiliates (collectively, the “Purchaser Released Parties”), from any and all loss, liability, obligations, claims, debts, accounts, covenants, contracts and judgments of every kind, in connection with any transaction or occurrence arising prior to and including the Closing (including, without limitation, relating to (i) the operation, or information provided with respect thereto, of any of the Purchaser Related Parties or the subsidiaries of the Company or their respective businesses or by virtue of or based upon the business, projections or forecasts, the ownership, operation, management, use or control of the business (or information provided with respect to any of the foregoing and (ii) for the avoidance of doubt, the Company Limited Liability Company Agreement, including with respect to any RRD Put Option as set forth in Section 9.6 thereof or that certain Amendment No. 4, dated as of October 13, 2024, thereto (“Amendment No. 4”)) of any of the Purchaser Related Parties or the subsidiaries of the Company, any of their assets or any actions or omissions at or prior to the Closing), whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Purchaser Released Parties) that any Seller Releasing Party now has, has had or could have asserted against any of the Purchaser Released Parties prior to the Closing (collectively, the “Seller Released Claims”); provided, however, that this waiver and release shall not apply to, and the Seller Released Claims shall not include, (i) any rights or claims of any Seller Releasing Party set forth in or arising under this Agreement or any other Transaction Document, (ii) any obligations of any Purchaser Released Parties set forth in or arising under this Agreement or any other Transaction Document, (iii) any rights to indemnification or exculpation of the Seller Releasing Parties provided for in the organizational documents of the Purchaser Released Parties, or claims with respect thereto, (iv) claims under any insurance policy of the Purchaser Released Parties to which any Seller Releasing Party is a beneficiary, (v) any rights with respect to compensation or benefits earned by any Seller Releasing Party in its capacity as an employee of any Purchaser Released Party prior to and including the Closing or (vi) any rights or claims of any Seller Releasing Party with respect to any Fraud, willful misconduct, intentional misrepresentation or violation of law by any Purchaser Released Party. Each such Seller Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any claim or demand or any proceeding against any Purchaser Released Party based upon any Seller Released Claim.
4.2Subject to the receipt by the Purchaser of the consideration pursuant to Section 1.1 above by virtue of executing this Agreement and the consummation of the transactions contemplated by this Agreement, effective upon the Closing, each of the Parent, the Purchaser and the Company, on behalf of itself and its successors, assigns, and past and present shareholders, equityholders, directors, managers, officers, employees and representatives (in their capacities as such) and Affiliates (collectively, the “Company Releasing Parties”), does hereby unconditionally and irrevocably waive, release and discharge the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero and each of their (a) predecessors, successors, Affiliates and subsidiaries, (b) the respective past and present shareholders, equityholders, directors, officers, employees, and representatives (in their capacities as such) of such predecessors, successors, Affiliates and subsidiaries, and (c) assigns and past and present shareholders, equityholders, directors, managers, officers, employees and representatives (in their capacities as such) and Affiliates (collectively, the “Seller Released Parties”), from any and all loss, liability, obligations, claims, debts, accounts, covenants, contracts and judgments of every kind, in connection with any transaction or occurrence arising prior to and including the Closing (including, without limitation, relating to (i) the operation, or information provided with respect thereto, of any of the Company or the subsidiaries of the Company or their respective businesses or by virtue of or based upon the business, projections or forecasts, the ownership, operation, management, use or control of the business (or information provided with respect to any of the foregoing and (ii) for the avoidance of doubt, the Company Limited Liability Company Agreement, including with respect to any RRD Put Option as set forth in Section 9.6 thereof or Amendment No. 4) of any of the Company or the subsidiaries of the Company, any of their assets or any actions or omissions at or prior to the Closing), whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Seller Released Parties) that any Company Releasing Party now has, has had or could have asserted against any of the Seller Released Parties prior to the Closing (collectively, the “Company Released Claims”); provided, however, that this waiver and release shall not apply to, and the Company Released Claims shall not include, (i) any rights or claims of any Company Releasing Party set forth in or arising under this Agreement or any other Transaction Document, (ii) any obligations of any Seller Released Parties set forth in or arising under this Agreement or any other Transaction Document, (iii) any rights to indemnification or exculpation of the Company Releasing Parties provided for in the organizational documents of the Seller Released Parties, or claims with respect thereto, (iv) claims under any insurance policy of the Seller Released Parties to which any Company Releasing Party is a beneficiary, (v) any rights with respect to compensation or benefits earned by any Company Releasing Party in its capacity as an employee of any Seller Released Party prior to and including the Closing or (vi) any rights or claims of any Company Releasing Party with respect to any Fraud, willful misconduct, intentional misrepresentation or violation of law by any Seller Released Party. Each such Company Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any claim or demand or any proceeding against any Seller Released Party based upon any Company Released Claim.
4.3It is the intention of the parties that this Agreement shall, at the Closing, be effective as a full and final accord and satisfaction, and release of the Seller Released Claims and the Company Released Claims, and that the releases herein extend to any and all Seller Released Claims and Company Released Claims of whatever kind or character, known or unknown. Accordingly, in furtherance of this intention, each of the parties expressly waives any and all rights under Section 1542 of the Civil Code of the State of California (or any similar law) with respect to the Seller Released Claims and the Company Released Claims which states in full as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
ARTICLE V
PUBLICITY

5.1Unless and only to the extent, disclosure is required by applicable law (including any communications with any regulator or regulatory body) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed, none of the Purchaser, the Seller nor any of their respective Affiliates or representatives or Rodolfo Rodriguez-Duret or Graciela Victorero may make any press release or other public disclosure regarding the existence of this Agreement or the other Transaction Documents, its or their contents, or the transactions contemplated hereby or thereby without the written consent of the Purchaser and the Seller, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure; provided that, for the avoidance of doubt, the Seller acknowledges and agrees that (i) the Parent is a public company and Parent and its subsidiaries operate in a regulated industry and, in each case, will be required to make certain disclosures with respect to this Agreement and the other Transaction Documents as a result thereof, which disclosures will not require the consent of the Seller and (ii) if Parent, Purchaser or the Company make any press release or other public disclosure that is substantially consistent with any previously made public disclosure (which was permitted to be made in accordance with this Section 5.1), such subsequent press release or other public disclosure will not require the consent of the Seller. Subject to the immediately preceding sentence, each of the Purchaser, Rodolfo Rodriguez-Duret, Graciela Victorero and the Seller shall hold confidential the terms and provisions of this Agreement and the other Transaction Documents and the terms of the transactions contemplated hereby or thereby (collectively, the “Confidential Information”); provided, that, if any such Person or any of its Representatives is requested or required by law, regulation (including the rules of any securities exchange), legal or judicial process or audit or inquiries by a regulator, bank examiner or self-regulatory organization to disclose any Confidential Information, such Person or such Representative, as applicable, may disclose such Confidential Information solely to the extent requested or required; provided, further, that, the Purchaser, Rodolfo Rodriguez-Duret, Graciela Victorero and the Seller may disclose Confidential Information to their respective Affiliates, Representatives, advisors, consultants, prospective investors and current or prospective financing sources to the extent that such Person is (i) informed by the disclosing Person of the confidential nature of the Confidential Information and (ii) agrees to adhere to the confidentiality terms hereof as if it were a party hereto or is otherwise bound by contractual or professional confidentiality obligations with respect to the Confidential Information. Any press release or other disclosure regarding the existence of this Agreement or the other Transaction Documents, its or their contents, or the transactions contemplated by this Agreement or the other Transaction Documents shall be approved in writing by the Purchaser and the Seller, such approval not to be unreasonably withheld, conditioned or delayed, other than any disclosure required under applicable law or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed, which disclosure shall not require such approval.
ARTICLE VI
COVENANTS

6.1The Purchaser and the Seller agree that, effective as of the Closing, the Seller Limited Liability Company Agreement is amended and restated by the Seller 2nd A&R LLCA and, effective immediately prior to the Closing, the Class P Cancellation Agreements provide that the holders of the Class P Units of the Seller agree to cancel their Class P Units and all rights of such holders with respect to such Class P Units in exchange for the right of each such holder to receive (a) his or her Initial Payment (as defined in such holder’s Class P Cancellation Agreement), if any, (b) his or her Contingent Payments (as defined in such holder’s Class P Cancellation Agreement), if any, and (b) his or her applicable portion of the Future Payments Amount as set forth on such holder’s Class P Cancellation Agreement (each, an “Individual Future Payments Amount”).
6.2The Purchaser and the Seller agree that, effective as of immediately prior to the Closing, the Class P Cancellation Agreements provide that the holders of the Class P Units of the Seller have all right, title and interest in the Future Payments Amount. The Seller hereby irrevocably directs the Purchaser to pay, on behalf of the Seller, each of the holders of the Class P Units his or her Individual Future Payments Amount, and the Purchaser irrevocably agrees to, and the Parent irrevocably agrees to cause the Purchaser to, make all such payments on behalf of the Seller. For the avoidance of doubt, pursuant to and subject to the terms and conditions of this Agreement, including Section 1.1 above, the Purchaser will be deemed to pay the Seller the Future Payments Amount and the Seller will be deemed to pay the Future Payments Amount to the applicable holders of the Class P Units of the Seller, in each case solely after the Purchaser actually makes such payments directly to the applicable holders of the Class P Units of the Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, none of the Seller, Rodolfo Rodriguez-Duret, Graciela Victorero or any of their respective Affiliates shall in any event be required to pay to any holders of the Class P Units (i) the Future Payments Amount or any portion thereof, (ii) any Individual Future Payments Amount or any portion thereof, or (iii) any amounts payable under the Class P Cancellation Agreement (other than the Initial Payment and the Contingent Payments, if any, as such terms are defined therein).
6.3The Purchaser and the Seller agree that each of the holders of the Class P Units has, as of the date hereof, executed and delivered to the Purchaser a Class P Cancellation Agreement with the Seller and the Purchaser substantially in the form attached hereto as Exhibit C, which provides that (i) all Class P Units are cancelled effective as of immediately prior to the Closing, (ii) such holder is entitled to the payments described in Section 2 therein and (iii) such holder shall not have any further right or claim of any kind against the Seller or the Purchaser (other than as specifically set forth in Section 3 therein).
6.4Each of the Seller and the Purchaser agree that, for U.S. federal (and applicable state and local) income tax purposes, the transactions contemplated by this Agreement shall be treated, consistent with Revenue Ruling 99-6, Situation 1, as a sale of partnership interests under Section 741 of the Code by the Seller and as a purchase of a portion of the assets of the Company by Purchaser. For purposes of determining the income tax consequences of the transactions contemplated hereby, the amount realized (as determined for federal income tax purposes) shall be allocated among the assets of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder and the methodologies on Schedule 6.4. The Purchaser shall deliver to the Seller a draft statement (the “Draft Purchase Price Allocation”) within 90 days following the date of Closing, setting forth the Purchaser’s good faith determination of such allocation in accordance with the preceding sentence. The Seller shall notify the Purchaser in writing within thirty (30) days of receipt of such Draft Purchase Price Allocation of any disputes with respect to such Draft Purchase Price Allocation, and if the Seller fails to notify the Purchaser of any disputes within such period, the Draft Purchase Price Allocation shall be deemed final. The Purchaser and the Seller shall negotiate in good faith for thirty (30) days (or longer, if mutually agreed to by the parties) to resolve any dispute with respect to the Draft Purchase Price Allocation; provided, however, if the Purchaser and the Seller are unable to resolve any dispute with respect to the Draft Purchase Price Allocation within such time, the Purchaser and the Seller shall submit the disputed items to Grant Thornton LLP or such other mutually acceptable dispute resolution group of an independent accounting firm or financial consulting firm, other than the accountants of the Purchaser, the Seller or their respective Affiliates (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute (the Draft Purchase Price Allocation as finalized under this Section 6.4, the “Final Purchase Price Allocation”). The Accounting Firm’s resolution of the disputed items and its adjustments to Draft Purchase Price Allocation, shall be conclusive and binding upon the parties. The Purchaser and the Seller further agree to file all income tax returns and any other tax filings required in a manner consistent with the Final Purchase Price Allocation and shall take no contrary position prior to a final “determination” by a Governmental Entity within the meaning of Section 1313 of the Code.
6.5The Company shall, at the Company’s sole cost and expense, prepare and timely file, or cause to be prepared and timely filed, all income tax returns of the Company for any taxable period (or portion thereof) ending on or before the date of Closing (a “Pre-Closing Tax Period”) that is due after the Closing (after taking into account extensions of the due date for the filing of any such tax returns). Such tax returns shall be prepared and signed by Agreda & Company CPA under the direction of, and as determined by, the Company in manner consistent with the past practices of the Company (except as to the allocation of expenses and except that such tax returns shall be prepared in accordance with Amendment No. 4 to the Amended and Restated Limited Liability Agreement of the Company) unless otherwise required by applicable law. The Purchaser shall submit such tax return to the Seller at least thirty (30) calendar days prior to the due date (including extensions) of such tax return for the Seller’s review and comment. The Purchaser shall reasonably consider in good faith any comments made by the Seller with respect to such tax returns.
6.6To the extent the following actions could reasonably be expected to increase the tax liability of Rodolfo Rodriguez-Duret or Graciela Victorero, the Parent and the Purchaser covenant that they shall not cause or permit the Company or any of its Affiliates to, and the Company agrees not to (a) take any action on the date of Closing after the Closing other than in the ordinary course of business; (b) make, change or revoke any income tax election or deemed income tax election or change any accounting period for income tax purposes (including for non-U.S. tax reporting purposes) that would be effective for any Pre-Closing Tax Period; (c) except as provided in Section 6.5, file or amend or otherwise modify any income tax return of the Company relating to a Pre-Closing Tax Period (provided that for the avoidance of doubt, this Section 6.6(c) shall not apply to actions in response to an audit or other examination initiated by any taxing authority other than an election to make a “push-out” election pursuant to Section 6226 of the Code); or (d) extend or waive the applicable statute of limitations with respect to any income tax return of the Company relating to a Pre-Closing Tax Period, in each case, without the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).
6.7Rodolfo Rodriguez-Duret and Graciela Victorero hereby resign as employees, officers, managers and directors of the Company, which resignations shall be effective as of the Closing. The Purchaser shall, or shall cause the Company to, reimburse Rodolfo Rodriguez-Duret for the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premium paid by or on behalf of Rodolfo Rodriguez-Duret for himself and his dependents for the period beginning on the date hereof and ending on April 30, 2026.
6.8Promptly after the Closing, the parties will use reasonable efforts to, in good faith, negotiate and finalize documents with respect to Buildco that are consistent with the terms set forth in the LOI, including the Buildco MSA (as defined the LOI), and such other terms as may be agreed by the parties.
ARTICLE VII
OTHER MATTERS

7.1Amendments and Waivers. Amendments or modifications to this Agreement may only be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may only be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of each of the parties hereto. This Agreement constitutes the full and complete agreement of the parties with respect to the subject matter hereof.
7.2Further Assurances. From time to time, the Seller, Rodolfo Rodriguez-Duret, Graciela Victorero, the Parent, the Company and the Purchaser will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
7.3Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon the earlier of delivery thereof if by hand (with written confirmation of receipt); (ii) on the second day (not including a Saturday, Sunday or other day on which banking institutions in the City of New York, New York shall be permitted or required by law or executive order to be closed) after deposit if sent by a recognized overnight delivery service; or (iii) upon transmission if sent by electronic mail (with non-automated confirmation of receipt), as follows:
If to the Purchaser, the Parent or the Company:

℅ NeueHealth, Inc.
8000 Norman Center Drive, Suite 900
Minneapolis, MN 55437
Attention: General Counsel
Email:     jcraig@neuehealth.com

with a copy to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Atif Azher
Email:     aazher@stblaw.com

If to the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero:

RRD Healthcare, LLC
13051 Mar Street
Coral Gables, FL 33156
Attention: Rodolfo Rodriguez-Duret and Graciela Victorero
Email: rudy@rodriguez-duret.com and cti3400@yahoo.com

with a copy to:

Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
Attention: Roberto Pupo and Daniel Ramos
Email:     roberto.pupo@hklaw.com and daniel.ramos@hklaw.com

7.4Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
7.5Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto breach or otherwise do not fully and timely perform their respective obligations under or in connection with the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically all terms and provisions hereof (in each case without any requirement to provide any bond or other security in connection therewith), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Section 7.5.
7.6Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware or in any federal court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that such party or its/his/her property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
7.7Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
7.8Defined Terms.
(a)“Affiliate” means, with regard to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company and its direct and indirect subsidiaries are Affiliates of the Parent and the Purchaser and are not Affiliates of the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero.
(b)“Buildco” means an entity to be formed by the Seller or its Affiliates that is reasonably acceptable to the Buyer.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Company Limited Liability Company Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 1, 2021, as it has been amended, restated, supplemented or modified from time to time prior to the date hereof.
(e) “Consent” means any consent, approval, authorization or permit of, or any filing with or notification to, any Governmental Entity or any third party.
(f)“Fraud” means an actual and intentional common law fraud (but not constructive or equitable) committed by a party.
(g)“Governmental Entity” means any federal, national, state, territorial, commonwealth, provincial, local or other government or any governmental, regulatory, self-regulatory or administrative authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

(h)“LOI” means that certain Confidential and Non-Binding Amended and Restated Letter of Intent, by and between the Seller and the Purchaser, dated as of May 20, 2024.
(i)“Permitted Encumbrances” means (i) restrictions under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or under the securities laws of any state or other jurisdiction, (ii) Encumbrances created pursuant to the Company Limited Liability Company Agreement, (iii) Encumbrances created pursuant to this Agreement or any other Transaction Documents and (iv) Encumbrances created by the Parent, the Purchaser or any of their respective Affiliates.
(j)“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.
(k)“Seller Limited Liability Company Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Seller, dated as of July 1, 2021, as it has been amended, restated, supplemented or modified from time to time prior to the date hereof.
7.9Assignment. None of the parties hereto may assign or otherwise transfer any of such party’s rights or delegate any of such party’s obligations to any other Person without the prior written consent of the other parties hereto. This Agreement shall be binding upon and accrue to the benefit of each of the parties hereto and each of their respective successors and permitted assigns. Notwithstanding the foregoing, the Purchaser may, without obtaining any Person’s prior written consent, (A) assign this Agreement (in whole but not in part) to one or more of its Affiliates (provided, however, that no such assignment shall relieve the Purchaser of its obligations under this Agreement), (B) collaterally assign its rights hereunder to any lender or debt financing source of the Purchaser or any of its Affiliates and/or (C) assign this Agreement (in whole but not in part) to any purchaser of all or substantially all of the assets or stock of the Purchaser or the Parent, solely after the Closing.
7.10Damages Cap. Other than in the event of Fraud with respect to the making of the representations and warranties set forth in this Agreement, the aggregate amount of all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (collectively, “Losses”) for which (a) the Purchaser, on the one hand, or (b) the Seller, Rodolfo Rodriguez-Duret and Graciela Victorero, on the other hand, shall be liable resulting from or arising out of any breach of, or inaccuracy in, any of the representations or warranties set forth in this Agreement shall not exceed an amount equal to the sum of the Cash Amount plus the Note Amount; provided that if the Seller, Rodolfo Rodriguez-Duret or Graciela Victorero breach any of the representations or warranties set forth in this Agreement (or such representations or warranties are inaccurate) and Purchaser or its Affiliates or Representatives suffer Losses in respect thereof for which Seller, Rodolfo Rodriguez-Duret or Graciela Victorero are finally determined to be liable, then the amount of such Losses shall first be set-off against the outstanding obligations of the Purchaser and its Affiliates under the Note and the other Loan Documents until such obligations are reduced to zero as follows: first against any fees or charges outstanding thereunder, second against accrued and unpaid interest thereunder, and third against the principal amount outstanding thereunder.
7.11Counterparts. This Agreement may be executed in multiple counterparts (including via electronic signature and any of which may be delivered by .pdf or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
7.12Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not affect in any way the meaning or interpretation of this Agreement.
7.13Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.
7.14Waiver of Compliance. No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first written above.

Purchaser

Medical Practice Holding Company, LLC

__________________________________________
Name:    [●]
Title:    [●]

Parent (solely for purposes of Articles IV and VII and     Sections 6.2, 6.5 and 6.6)

NeueHealth, Inc.

__________________________________________
Name:    [●]
Title:    [●]

Company (solely for purposes of Articles IV and VII     and Sections 6.2, 6.5 and 6.6)

Centrum Medical Holdings, LLC

__________________________________________
Name:    [●]
Title:    [●]

[Signature Page to Unit Purchase Agreement]

Seller

RRD Healthcare, LLC

By:
Name:    Rodolfo Rodriguez-Duret
Title:    Manager

solely for purposes of Articles IV, V and VII and Sections 2.2 and 6.2:

Rodolfo Rodriguez-Duret

solely for purposes of Articles IV, V and VII and Sections 2.3 and 6.2:

Graciela Victorero

[Signature Page to Unit Purchase Agreement]

ANNEX A

Holder	Individual Future Payments Amount ($)
Alexis Manuel Agreda	$
Joaquin Baralt	$
Carlos A. Fernandez	$
Nicolas Lievano	$
Arturo Diaz	$
Tomas I. Orozco	$

EXHIBIT A

Form of Note

(See attached)

EXHIBIT B

Form of Subordination Agreement

(See attached)

EXHIBIT C

Form of Class P Unit Cancellation and Release Agreement

(See attached)]

EXHIBIT D

Form of Second Amended and Restated Limited Liability Company Agreement of
Centrum Medical Holdings, LLC

(See attached)

EXHIBIT E

Form of Noncompetition and Nonsolicitation Agreement

(See attached)

EXHIBIT F

Leases

1. 7200 NW 7th St., Ste. 100, Miami, FL 33126
2. 7200 NW 7th St., Ste. 150, Miami, FL 33126
3. 7200 NW 7th St., Ste. 200, Miami, FL 33126
4. 7200 NW 7th St., Ste. 201, Miami, FL 33126
5. 7200 NW 7th St., Ste. 202, Miami, FL 33126
6. 7200 NW 7th St., Ste. 204, Miami, FL 33126
7. 7200 NW 7th St., Ste. 206, Miami, FL 33126
8. 7200 NW 7th St., Ste. 320, Miami, FL 33126
9. 900 W. 49th St., Ste. 206, Hialeah, FL 33012
10. 900 W. 49th St., Ste. 304, Hialeah, FL 33012
11. 900 W. 49th St., Ste. 308, Hialeah, FL 33012
12. 900 W. 49th St., Ste. 500, Hialeah, FL 33012
13. 4218 E. 4th Ave., Hialeah, FL 33013
14. 4767 NW 183rd St., Miami Gardens, FL 33055
15. 434 SW 12th Ave., Ste. 100, Miami, FL 33130
16. 10980 SW 184th St., Miami, FL 33157
17. 28610 SW 157th Ave., Miami, FL 33033

EXHIBIT G

Form of Second Amended and Restated Limited Liability Company Agreement of
RRD Healthcare, LLC

(See attached)

SCHEDULE 6.4

Allocation Methodologies

Class	Methodology
Class I (cash and cash equivalent)	The book value of Class I assets as of the Closing Date.
Class II (highly liquid assets)	None.
Class III (accounts receivable)	The net book value of Class III assets as of the Closing Date.
Class IV (inventory)	None.
Class V (other tangible assets)	The net book value of Class V assets as of the Closing Date.
Class VI & VII (§197 intangibles and goodwill and going concern value)	Any remaining amount.